UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2019

CYTORI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 458-0900

(Registrant's telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01.  Entry into Material Definitive Agreement.

On March 30, 2019, Cytori Therapeutics, Inc. (the “Company”) and its subsidiary, Cytori Therapeutics, K.K., entered into an Asset and Equity Purchase Agreement (the “Purchase Agreement”), dated as of March 29, 2019, with Lorem Vascular Pte. Ltd., (“Lorem”), pursuant to which, among other things, Lorem agreed to purchase the Company’s UK subsidiary and the Company’s Cell Therapy assets, excluding such assets used for Japan or relating to the Company’s contract with the Biomedical Advanced Research Development Authority (“BARDA”).  The Company will continue its Cell Therapy business in Japan and its ongoing research under the BARDA contract.

Under the terms of the Purchase Agreement, the Company will receive $4.0 million, consisting of amounts paid for the UK subsidiary and Cell Therapy assets, as well as the repayment of intercompany receivables from the Company’s UK subsidiary.  Entry into the Purchase Agreement satisfies the requirement for the Company to enter into an asset sale agreement with minimum unrestricted net cash proceeds to the Company of $4.0 million under the Loan and Security Agreement, dated May 29, 2015, as amended, with Oxford Finance LLC and the lenders party thereto.

Lorem is currently the exclusive licensee for the Company’s Cell Therapy products in all fields of use in China, Hong Kong, Singapore, Malaysia and Australia under the terms of the Amended and Restated License and Supply Agreement dated January 30, 2014, by and between the Company and Lorem.  This License and Supply Agreement will be terminated upon the consummation of the transactions under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company’s Lease Agreement entered into on April 2, 2010, with HCP Callan Rd, LLC will be assigned to Lorem, subject to the consent of HCP Callan Rd, LLC.

Both the Company and Lorem have made customary representations, warranties and covenants in the Purchase Agreement, which is subject to termination by either the Company or Lorem upon the occurrence of specified events. The transaction is expected to close on or before April 30, 2019, subject to the satisfaction or waiver of various conditions.

The Purchase Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Lorem. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such Purchase Agreement, and may be subject to important limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and the terms of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

2.1	Asset and Equity Purchase Agreement, dated as of March 29, 2019, by and among Cytori Therapeutics, Inc., Cytori Therapeutics, K.K., and Lorem Vascular Pte. Ltd.(1)

(1)

The schedules and similar attachments to the Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: April 1, 2019	By: /s/ Gary Titus
Gary Titus
Chief Financial Officer